Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 3rd day of August, 2018, by and among ARC Group, Inc., a Nevada corporation (“Purchaser”), CSA, Inc., a West Virginia corporation (“CSA”), CSA Investments, LLC, a West Virginia limited liability company (“CSA Investments”), CSA of Teays Valley, Inc., a West Virginia corporation (“CSA Teays Valley”), CSA, Inc. of Ashland, a Kentucky corporation (“CSA Ashland”), Fat Patty’s, LLC, a West Virginia limited liability company (“FPLLC”), and Clint Artrip, an individual (“Owner”). CSA, CSA Investments, CSA Teays Valley, CSA Ashland, FPLLC and Owner are sometimes referred to herein individually as a “Seller” and collectively as “Sellers”).

Recitals

WHEREAS, Sellers own all of the Purchase Assets and Assumed Liabilities; and

WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desires to sell to Purchaser, all of the Purchased Assets, and Purchaser desires to assume all of the Assumed Liabilities, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1          Purchase and Sale of Assets.

(a)          Purchased Assets. On the Closing Date, Purchaser shall purchase from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all Encumbrances, all right, title and interest of Sellers in and to all assets of Seller that are used or held for use solely in connection with the operation or conduct of the Business, including, but not limited to: (i) all cash, (ii) all accounts receivable, (iii) all Inventory, (iv) all contracts and agreements set forth on Schedule 1.1(a) (the “Assumed Contracts”), (v) all furniture, fixtures, machinery and equipment, (vi) all real estate owned or leased by Seller, (vii) all Intellectual Property, (viii) all advertising, marketing, market research, sales and promotional materials that are in Seller’s physical possession or under its control, (ix) all Governmental Authorizations, (x) all financial, accounting, payroll and operating data and records, and all tax returns, (xi) all Seller Employees, (xii) any compensation and benefit plan, any assets in respect of any such plan, and any other compensation and benefit plans sponsored by Seller, in respect of Seller Employees, (xiii) all claims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party, other than those arising under Seller’s insurance policies, or those relating the purchase or procurement of any good, service or product for, or on behalf of, the Business at any time up until the Closing, along with any and all recoveries in connection thereto, (xiv) any rights, claims and credits of Seller, including any guarantees, warranties, indemnities and similar rights in favor of Seller, (xv) all documents that were received from third parties in connection with the proposed acquisition of the Purchased Assets, (xvi) all goodwill and going concern value associated with the Purchased Assets or the Business, and (xvii) all other assets, properties or rights of Seller that are used or held for use solely in connection with the operation or conduct of the Business (collectively, the “Purchased Assets”) upon the terms and subject to the conditions set forth in this Agreement (together with all other transactions contemplated hereunder, the “Acquisition”). Sellers shall provide Schedule 1.1(a) to Purchaser at least 10 days prior to Closing and shall attach Schedule 1.1(a) to this Agreement.

(b)          Excluded Assets. Purchaser acknowledges and agrees that it is not acquiring any rights, title or interest in, to or under: (i) Sellers’ Tax Returns and other records which are not directly related to or reasonably necessary to the conduct of the Business; (ii) any tax credits, tax refunds, tax benefits, or other benefits relating to periods prior to the Closing Date; (iii) any bank accounts, credit cards, and debit cards; (iv) all contracts and agreements other than the Assumed Contracts; (v) any personal computers and printers located at Owner’s homes, and cellular telephones, email addresses and telephone numbers used by Owner; and (vi) any ownership or beneficial interest in life insurance policies insuring the life of Owner (collectively, the “Excluded Assets”).

(c)          Assumed Liabilities. Purchaser is assuming, and shall be deemed to have assumed, any and all Liabilities of Seller solely to the extent such Liabilities relate to the operation or conduct of the Business on or after the Closing, including, but not limited to: (i) all Liabilities arising out of or relating to any Assumed Contract, (ii)  all Liabilities to customers, suppliers or other third parties for products, materials and services ordered in the ordinary course of business but scheduled to be delivered or provided on or after the Closing, (iii) all Liabilities arising out of or relating to Proceedings commenced after the Closing, (iv) all Liabilities arising out of or relating to the return of any product, including all Liabilities for any credits or rebates in respect of any product, (v) all Liabilities for any recall or post-sale warning in respect of any product manufactured by or for Purchaser on or after the Closing or to the extent arising from Purchaser’s conduct on or after the Closing, (vi) all consumer products Liabilities, including those related to consumer fraud and economic loss, related to the manufacture, advertising, marketing, distribution, sale, or use of products on or after the Closing Date, but only to the extent arising from Purchaser’s conduct on or after the Closing, (vii) all Liabilities with respect to Seller Employees of the Business arising or occurring with respect to periods of service on and after the date such employee becomes an employee of Purchaser, (viii) all Liabilities for Taxes arising out of or relating to the ownership of the Purchased Assets or the Business in any taxable period, or a portion thereof, beginning after the Closing Date, and (ix) all other Liabilities arising out of or relating to the Purchased Assets or the Business, including the use, ownership, possession, operation, sale or lease of the Purchased Assets, to the extent such Liabilities relate to the period of time on or after Closing.

(d)          Retained Liabilities.  Purchaser is not assuming, and shall not be deemed to have assumed, any liabilities of Sellers other than the Assumed Liabilities. Except for the Assumed Liabilities, Purchaser shall not have any obligation for or with respect to any liability or obligation of Sellers of any nature whatsoever, whether accrued or fixed, absolute or contingent, known or unknown, or determined or determinable, whether incurred prior to, on, or after the Closing Date (such liabilities not assumed by Purchaser are hereinafter referred to as the “Retained Liabilities”), all of which Retained Liabilities will be paid or satisfied by Sellers subject to any defenses Sellers may have against any third party claimants.

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1.2          Purchase Price.

In consideration of the sale and transfer of the Purchased Assets, Purchaser agrees to pay Sellers a total of Twelve Million Three Hundred Twelve Thousand Dollars ($12,312,000) (the “Purchase Price”) and to assume, satisfy and discharge all Assumed Liabilities. Purchaser shall pay Twelve Million Dollars ($12,000,000) to Sellers on the Closing Date (the “Closing Payment”) and shall pay the remaining Three Hundred Twelve Thousand Dollars ($312,000) to Sellers on the first anniversary of the Closing Date (the “Remaining Payment”). The Closing Payment and Remaining Payment shall be paid in immediately available funds by wire transfer in accordance with written instructions given by Seller to Purchasers not less than three (3) business days prior to the Closing Date or the first anniversary of the Closing Date, as applicable.

1.3          Earnest Money Deposit.

Within three business days after the date hereof, Purchaser shall deposit the sum of Ten Thousand Dollars ($10,000.00) (together with any additional deposits made by Purchaser pursuant to this Section 1.3, the “Earnest Money”) with the Escrow Agent, which shall hold such Earnest Money in trust. In the event the Closing does not occur on or prior to the Closing Date through no fault of any Seller, Purchaser shall deposit the additional sum of Ninety Thousand Dollars ($90,000.00) with the Escrow Agent. The Escrow Agent shall deposit the Earnest Money in a federally-insured escrow account and shall retain the Earnest Money in such account until the Closing or earlier termination of this Agreement. Upon Closing, the Escrow Agent shall remit the Earnest Money to Sellers and such Earnest Money shall be applied against the Closing Payment. In the event this Agreement is earlier terminated by Purchaser and Sellers under Section 10.1(a), by Purchaser under 10.1(b), or by Purchaser or Sellers under Section 10.1(d), then the Escrow Agent shall return the Earnest Money to Purchaser within 30 calendar days of the effective date of the termination of this Agreement. In the event this Agreement is earlier terminated by Sellers under Sections 10.1(c), then Purchaser shall forfeit the Earnest Money to Sellers and the Escrow Agent shall remit the Earnest Money to Sellers within 30 calendar days of the effective date of the termination of this Agreement.

1.4          Allocation of Payment.

(a)          The Parties agree that the Purchase Price and Assumed Liabilities shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code (and any similar provision of state or local Law, as appropriate).  A statement setting forth such allocations (the “Statement of Allocation”) shall be prepared in good faith by Purchaser.  Purchaser shall deliver the Statement of Allocation to Sellers within 90 days following Closing.  Purchaser shall provide Sellers with: (i) copies of all supplementary documents, working papers and other data of Purchaser relating to the Statement of Allocation; and (ii) reasonable access to the employees of Purchaser who prepared the Statement of Allocation.  Purchaser shall cooperate with Sellers to provide Sellers with such other information used in preparing the Statement of Allocation reasonably requested by Sellers.  The Statement of Allocation shall be final and binding unless Purchaser receives a written notice of objection executed and delivered by each of the Sellers on or prior to the 30th day after delivery to Sellers of the Statement of Allocation (the “Allocation Dispute Notice”).  The Allocation Dispute Notice shall state in reasonable detail the item or items in dispute.

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(b)          In the event of a dispute regarding the Statement of Allocation, Purchaser and Sellers shall use reasonable efforts to resolve in writing any such objections, and any such resolution agreed to in writing by Purchaser and Sellers shall be final and binding.  If Purchaser and Sellers do not resolve any such dispute in writing within 30 days after Purchaser’s receipt of the Allocation Dispute Notice, then the parties shall promptly submit such unresolved dispute to an independent certified public accounting firm that has not provided any services to Purchaser, Sellers or Seller within the previous two years (the “Independent Accountant”) for resolution, which resolution shall be final, conclusive and binding on Purchaser and Sellers.  Notwithstanding anything in this Agreement to the contrary, any expenses related to the engagement of the Independent Accountant in resolving the dispute regarding the allocation pursuant to Section 1.5(a) shall be borne by Sellers and Purchaser in proportion to the amounts by which their respective allocations differ from the allocation of the Purchase Price as finally determined by the Independent Accountant.  Purchaser and Sellers shall each bear the fees of their respective accountants and advisors incurred in connection with the determination and review of the Statement of Allocation.

(c)          Once the Statement of Allocation has become final and binding, Purchaser and Sellers shall report, act and file all Tax Returns (including IRS Form 8594, if required) in all respects and for all purposes consistent with the allocations on the Statement of Allocation.  Purchaser, on the one hand, and Sellers, on the other hand, shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the allocations determined pursuant to this Section 1.4.  None of the parties shall take any action inconsistent with the Statement of Allocation prepared in accordance with this Section 1.4, unless otherwise required by Law.

1.5          Taxes.

All transfer taxes incurred in connection with this Agreement and the Acquisition shall be paid by Sellers. Purchaser and Sellers shall cooperate in timely preparing and filing all Tax Returns as may be required to comply with the provisions of such transfer tax laws. All personal property taxes and assessments on the Purchased Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date shall be prorated on a per diem basis between Purchaser and Sellers as of the Closing Date. The amount of all such prorations payable by the Party that is not required to pay such Tax under applicable Law shall be paid to the Party required to pay such Tax under applicable Law on the Closing Date and such amount shall be remitted to the applicable Tax Authority as soon as practicable thereafter; provided, however, that final payments with respect to prorations that are not able to be calculated as of the Closing Date shall be calculated and paid as soon as practicable after the Closing Date. Each Party shall cooperate and otherwise take commercially reasonable efforts to obtain any exemptions for or refunds of such transfer taxes or property taxes and to minimize any such transfer taxes or property taxes.

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1.6          Consents.

(a)          Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset that are not assignable or transferable without the consent of any Person, other than Sellers, Purchaser or any of their respective Affiliates, to the extent that such consent shall not have been given prior to the Closing; provided, however, that Sellers shall use, for a period of one year after the Closing, commercially reasonable efforts to obtain, and Purchaser shall use its commercially reasonable efforts to assist and cooperate with Sellers in connection therewith, all necessary consents to the assignment and transfer thereof; and provided further, however, that: (i) none of Sellers or Purchaser or any of their respective Affiliates shall be required to pay money to any third party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with such efforts, and (ii) to the extent the foregoing shall require any action by Seller that would, or would continue to, affect the Business after the Closing, such action shall require the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser agrees that Seller will not have any liability arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Acquisition.

(b)       With respect to any Purchased Asset that is not transferred, licensed or assigned to Purchaser at the Closing by reason of Section 1.6(a) (the ”Non-Assigned Asset”), after the Closing and until any requisite consent is obtained and the foregoing is transferred and assigned to Purchaser, Sellers shall use commercially reasonable efforts to provide to Purchaser substantially comparable benefits thereof and shall enforce, at the request of and for the account of Purchaser, any rights of Sellers arising thereunder against any Person, including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. To the extent that Purchaser is provided with the benefits of any Non-Assigned Asset, Purchaser shall perform, at the direction of Sellers, the obligations of Sellers thereunder. Notwithstanding anything to the contrary set forth herein, to the extent that any Assumed Liability relates to any Non-Assigned Asset, such Assumed Liability shall be deemed to be a Liability of Seller until such Non-Assigned Asset is transferred and assigned to Purchaser, or unless Purchaser obtains the benefit of such Non-Assigned Asset under this Section 1.6(b).

1.7          Risk of Loss.

Prior to the Closing, any loss or damage to the Purchased Assets from fire, casualty or otherwise shall be the sole responsibility of Sellers. Thereafter, any such loss or damage shall be the sole responsibility of Purchaser.

1.8         Consulting Agreement. At Closing, Purchaser and Owner shall enter into a mutually agreeable consulting agreement pursuant to which Owner shall provide consulting services to Purchaser for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date (the “Consulting Agreement”).

1.9         Post-Closing Payment. Within 10 days after the Closing Date, Purchaser shall pay Sellers and additional payment of $40,000 (the “Additional Payment”). The Additional Payment shall be paid in immediately available funds by wire transfer in accordance with written instructions given by Seller to Purchaser not less than three (3) business days prior to the Closing Date.

ARTICLE II

THE CLOSING

2.1          Closing Date.

The closing of the Acquisition (the “Closing”) shall take place at the office of Purchaser, 6327-4 Argyle Forest Blvd., Jacksonville, Florida, at 10 a.m., New York City time on August 31, 2018, or such other date as may be mutually agreed upon by Purchaser and Sellers in writing (the “Closing Date”).

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2.2          Closing Transactions.

At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(a)          Sellers shall deliver or cause to be delivered to Purchaser the following:

(i)          a bill of sale, duly executed by Sellers, conveying all of the Purchased Assets to Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances);

(ii)         an assignment instrument, duly executed by Sellers, conveying all of the Assumed Contracts to Purchaser;

(iii)        the Consulting Agreement, duly executed by Owner;

(iv)       evidence, in form and substance satisfactory to Purchaser, that all Encumbrances (other than Permitted Encumbrances) against any of the Purchased Assets have been released;

(v)         the certificate described in Section 9.3(d) duly executed by Sellers; and

(vi)        such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the Acquisition.

(b)          Purchaser shall deliver or cause to be delivered to Sellers the following:

(i)          an amount equal to the Closing Payment (as reduced by the Earnest Money being held by the Escrow Agent) by wire transfer of immediately available funds to the account or accounts designated by Sellers in writing no later than three business days prior to the Closing Date;

(ii)        an assumption instrument, duly executed by Purchaser, pursuant to which Purchaser assumes the Assumed Contracts and the Assumed Liabilities;

(iii)        the Consulting Agreement, duly executed by Purchaser;

(iv)        the certificate described in Section 9.2(c) duly executed by an authorized officer of Purchaser; and

(v)        such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the Acquisition.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly and severally make the following representations and warranties to Purchaser.

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3.1         Organization and Qualification.

Sellers are duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of organization, with the corporate power and authority to own and operate their respective businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. Sellers are duly qualified as a foreign company or other entity to do business and are in good standing in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

3.2         Authorization; Validity and Effect of Agreement.

Sellers have the requisite power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the Acquisition. This Agreement has been duly and validly executed and delivered by Sellers and, assuming that this Agreement has been duly authorized, executed and delivered by Purchaser, constitutes a legal, valid and binding obligation of Sellers, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a Proceeding in equity or at Law) and an implied covenant of good faith and fair dealing.

3.3         No Conflict; Required Filings and Consents.

Neither the execution and delivery of this Agreement by Sellers nor the performance by Sellers of their respective obligations hereunder, nor the consummation of the Acquisition, shall: (a) conflict with Sellers’ respective articles of organization or operating agreement, (b) violate any Law applicable to Sellers, the Purchased Assets or the Business, or (c) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of any Seller under, or result in the creation or imposition of any Encumbrances upon any Seller, any of the Purchased Assets or the Business under, any Material Contract or any order, judgment or decree to which any Seller is a party or by which any Seller, any of the Purchased Assets or the Business is bound or encumbered except, in the case of clauses (b) & (c), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on the Seller, the Purchased Assets or the Business, or on such Seller’s obligation to perform its covenants under this Agreement.

3.4         Capitalization and Subsidiaries.

(a)          All of the issued and outstanding equity interests and securities of Sellers are owned 100% by Owner (the “Equity Interests”). All of the Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any of the Equity Interests. There are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire the Equity Interests, and there are no restrictions on the transfer of any of the Equity Interests. Sellers have no Equity Interests reserved for issuance.

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(b)          There are no voting trusts or other agreements or understandings to which Owner is a party with respect to the voting of Equity Interests, nor is there any indebtedness of Owner having general voting rights issued and outstanding.

(c)          Sellers do not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, and it is not subject to any obligation or requirement to provide for or make any investment in any Person. Sellers have not guaranteed, and are not responsible or liable for, any obligation of any other Person. Sellers are not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

3.5         Governmental Authorization.

The execution and delivery of this Agreement by Sellers and the consummation of the Acquisition do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority, except for consents, approvals, notices and filings the failure of which to obtain would not be material to the Purchased Assets taken as a whole or to the conduct of the Business.

3.6         Financial Statements.

At least 10 days prior to Closing, Sellers shall provide to Purchaser and attach to this Agreement Exhibit 3.6 which will contain true and complete copies of Sellers’ unaudited balance sheets at December 31, 2017, December 31, 2016 and December 31, 2015 and unaudited statements of operations for the years then ended (collectively, the “Financial Statements”). Except as set forth in the Financial Statements, the Financial Statements: (i) have been prepared in accordance with GAAP consistently applied during the periods involved; and (ii) fairly present, in all material respects, the consolidated financial position and the results of operations of Sellers as of the dates and for the periods indicated therein.  There are no outstanding: (y) surety bonds, performance bonds, guarantees, letters of credit, or other credit and credit support arrangements or similar instruments that have been issued for the benefit of the Business or Sellers; or (z) liabilities of Sellers or their respective Affiliates under or in respect of any instruments described in clause (y) above (including under any indemnity or other agreements associated therewith) or under any contract entered into by Sellers. The books of account and other financial records of Sellers have been kept accurately in the ordinary course of business consistent with applicable Law, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Sellers have been properly recorded therein.

3.7         Absence of Certain Changes or Events.

Since December 31, 2017:

(a)           there has not been any material adverse change in the Business or any Seller’s financial condition or operations;

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of Sellers’ assets (whether or not covered by insurance);

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(c)          Sellers have not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any of their respective securities, and Sellers have not repurchased, redeemed or otherwise reacquired any of their respective securities;

(d)          there has been no amendment to any Seller’s articles of incorporation, operating agreement, or other comparable governing document, and no Seller has effected or been a party to any acquisition, recapitalization, reclassification of shares or similar transaction;

(e)          No Seller has made capital expenditures which exceed $10,000 in the aggregate;

(f)          No Seller has: (i) acquired, leased or licensed any right or other asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person; or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with Seller’s past practices;

(g)          No Seller has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $5,000;

(h)          No Seller has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with Seller’s past practices;

(i)          No Seller has: (i) lent money to any Person (other than the extension of trade credit or pursuant to routine travel advances made to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(j)          No Seller has: (i) established or adopted any Benefit Plan; (ii) paid any bonus; or (iii) made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees in excess of $5,000;

(k)          No Seller has changed any of its methods of accounting or accounting practices in any respect or made any Tax election;

(l)          No Seller has commenced or settled any Proceeding;

(m)          No Seller has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices;

(n)          No Seller has entered into any Material Contract;

(o)          there has been no acceleration, termination, material modification to or cancellation of any contract that: (i) constitutes a Material Contract, or (ii) would have constituted a Material Contract prior to such event if the applicable Seller were bound thereby on the date hereof;

(p)          No Seller has sold, issued or authorized the issuance of: (i) any of its equity interests or securities, (ii) any option or right to acquire any of its equity interests or securities, or (iii) any instrument convertible into or exchangeable for any of its equity interests or securities; and

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(q)          No Seller has agreed or committed to take any of the actions referred to in clauses (c) through (p) of this Section 3.7.

3.8          Properties and Assets.

(a)          Sellers have good and marketable title to, valid leasehold interests in, or the legal right to use, all of the Purchased Assets, free and clear of all Encumbrances. The Purchased Assets comprise all of the rights, services, properties and assets used in or necessary for the operations of the Business as presently conducted and are adequate in all material respects to conduct the Business as presently conducted. All of the Purchased Assets are in good operating condition and repair, subject to normal wear and tear. There are no pending or, to Sellers’ Knowledge, threatened condemnation proceedings relating to any of the Purchased Assets. With the exception of this Agreement, none of the Purchase Assets is subject to any commitment or other arrangement for their sale or use by any Affiliate of Sellers or any third parties. No material amount of the Purchased Assets is escheatable to any Governmental Authority under any applicable Law, including uncashed checks to vendors, customers or employees, non-refunded overpayment amounts or credits.

(b)          All inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All inventory is owned by Sellers free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Sellers.

3.9          Real Property.

At least 10 days prior to Closing, Sellers shall provide to Purchaser and attach to this Agreement Schedule 3.9, which shall contain a true and complete list of all real property used by Sellers that is material to the continued operation of the Business, taken as a whole and as currently conducted (collectively, the “Real Property”), and each contract pursuant to which any such Real Property interest arises. Sellers own all of the Real Property used in connection with the operation of the Business. Sellers do not lease any Real Property used in connection with the operation of the Business. With respect to each parcel of Real Property: (a) Sellers have a good and marketable leasehold estate to the Real Property, free and clear of any Encumbrances (except for Permitted Encumbrances); (b) there are no pending or threatened Proceedings relating to the Real Property or other matters (including casualty) adversely affecting the current use, occupancy or value thereof; and (c) other than this Agreement, there are no contracts to purchase any Real Property, or any portion thereof, or interest therein.

3.10        Intellectual Property.

(a)          Sellers are the owner of all of the Intellectual Property free and clear of any royalty or other payment obligation, lien or charge, or has sufficient rights to use such Intellectual Property under a valid and enforceable license agreement. There are no agreements that restrict or limit the use of the Intellectual Property by Sellers. To the extent that the Intellectual Property owned or held by Sellers is registered with the applicable authorities, record title to such Intellectual Property is registered or applied for in the name of the appropriate Seller.

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(b)          Sellers’ rights to the Intellectual Property are valid and enforceable, and the Intellectual Property and the products and services of Sellers do not infringe upon the Intellectual Property rights of any Person in any country. Except where reasonable business decisions to allow rights to lapse have been made, all maintenance taxes, annuities and renewal fees have been paid and all other necessary actions to maintain the Intellectual Property rights have been taken through the date hereof. There exists no impediment that would impair Purchaser’s rights to conduct the Business after the Closing Date as it relates to the Intellectual Property.

(c)          Sellers have taken all reasonable and appropriate steps to protect the Intellectual Property and, where applicable, preserve the confidentiality of the Intellectual Property.

(d)          As of the date hereof: (i) the conduct of the Business, as currently conducted and, to the Knowledge of Sellers, contemplated to be conducted, does not and will not infringe, misappropriate or violate any rights of any Person, including rights in any Intellectual Property of such Person; and (ii) to the Knowledge of Sellers, no Person is infringing, misappropriating or violating any Seller’s Intellectual Property.

(e)          No Seller has received any notice of claim that any of such Intellectual Property has expired, that it is not valid or enforceable in any country or that it infringes upon or conflicts with the intellectual property rights of any third party, and no such claim or infringement or conflict, whenever filed or threatened, currently exists.

(f)          No Seller has given any notice of infringement to any third party with respect to any of the Intellectual Property, nor is any Seller aware of any facts or circumstances evidencing the infringement by any third party of any of the Intellectual Property, and no claim or controversy with respect to any such alleged infringement currently exists.

(g)          The execution, delivery and performance of this Agreement by Sellers and the consummation by Sellers of the Acquisition will not: (i) constitute a breach by any Seller of any instrument or agreement governing any Intellectual Property owned by or licensed to that Seller; (ii) cause the modification of any terms of any such license or agreement, including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, pursuant to the terms of any license or agreement relating to any Intellectual Property; (iii) cause the forfeiture or termination of any Intellectual Property under the terms thereof; (iv) give rise to a right of forfeiture or termination of any Intellectual Property under the terms thereof; or (v) impair the right of Sellers or Purchaser to make, have made, offer for sale, use, sell, export or license any Intellectual Property or portion thereof pursuant to the terms thereof.

3.11        No Undisclosed Liabilities.

Except as disclosed herein or in the Financial Statements, Sellers have no material liabilities, indebtedness or obligations, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, and to the Knowledge of Sellers, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

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3.12        Related Party Transactions.

Except as contemplated by this Agreement, no Related Party of Seller: (i) has any direct or indirect interest in any Purchased Assets; (ii) is indebted to Seller; (iii) is competing, directly or indirectly, with Seller; (iv) has any claim or right against Seller (other than rights to receive compensation for services performed as an employee); or (v) since January 1, 2014, has entered into or has had any direct or indirect financial interest in, or has been a party to any contract with Seller that calls for the payment by or on behalf of Seller in excess of $5,000 per annum, or the delivery by Seller of goods or services with a fair market value in excess of $5,000 per annum, or provides for Seller to receive any payments in excess of, or any property with a fair market value in excess of, $5,000 per annum.

3.13        Litigation.

Except for claims against Seller arising from alleged personal injuries sustained in accidents at the Restaurants, which are covered by and within limits of insurance policies, there is no Proceeding pending, or to the Knowledge of Sellers, threatened against any Seller that: (i) involves any Seller or any of its respective assets or any Person whose liability such Seller has or may have retained or assumed, either contractually or by operation of law; (ii) involves a claim in excess of $5,000; (iii) involves a claim for an unspecified amount; or (iv) seeks injunctive relief or is reasonably likely to materially impair the ability of the Seller to perform its obligations under this Agreement or otherwise challenges or may have the effect of preventing, making illegal or otherwise interfering with the Acquisition.  To the Knowledge of Sellers, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceeding.  To the Knowledge of Sellers, there are no outstanding writs, judgments, injunctions, decrees, settlement agreements or similar orders by which any Seller or any of the Purchased Assets are bound.  To the Knowledge of Sellers, no officer or other employee of any Seller is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Seller, the Purchased Assets or the Business.

3.14        Taxes.

Sellers have timely filed (or has had timely filed on their behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by them or on behalf of them, respectively, and each such Tax Return was complete and accurate in all material respects. Sellers have timely paid (or have had paid on their behalf) all material Taxes due and owing by them, regardless of whether required to be shown or reported on a Tax Return, including Taxes required to be withheld by them. No deficiency for a material Tax has been asserted in writing or otherwise, to the Knowledge of Sellers, against Sellers with respect to Sellers, except for asserted deficiencies that either have been resolved and paid in full, or are being contested in good faith. There are no Encumbrances for Taxes upon any of the Purchased Assets or the Business. No Seller is a party to any Tax allocation or sharing agreement. To the Knowledge of Seller, no claim has been made in writing by any Tax Authority in a jurisdiction in which Seller (or any Affiliate of Seller) does not file Tax Returns that any such Person is or may be subject to taxation by that jurisdiction with respect to the Business. Neither Sellers nor any Affiliate of any Seller has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) with respect to the Business.

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3.15        Insurance.

Sellers maintain insurance covering their respective assets, business, equipment, properties, operations, employees, officers, directors and managers with such coverage, in such amounts, and with such deductibles and premiums as are consistent with insurance coverage provided for other companies of comparable size and in comparable industries. All of such policies are in full force and effect and all premiums payable have been paid in full, and Sellers are in full compliance with the terms and conditions of such policies. Sellers have not received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates. None of such policies are subject to cancellation by virtue of the consummation of the Acquisition. There is no claim by Sellers pending under any of such policies as to which coverage has been questioned or denied.

3.16        Compliance With Laws.

Sellers are in compliance with all foreign, federal, state and local Laws applicable to the Business or with respect to which compliance is a condition of engaging in the Business, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Sellers have not received any notice asserting a failure, or possible failure, to comply with any such Law, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. Sellers hold all permits, licenses and franchises from Governmental Authorities required to conduct the Business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect. Sellers have not, nor to the Knowledge of Sellers has any of their respective officers, managers, equity holders or employees directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property or services in violation of any legal requirement, including the Foreign Corrupt Practices Act; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of Sellers in accordance with GAAP.

3.17        Material Contracts.

At least 10 days prior to Closing, Sellers shall provide to Purchaser and attach to this Agreement Schedule 3.17, which will contain a true and complete list of all of the Material Contracts to which any Seller is a party. The Material Contracts constitute all of the agreements and instruments that are necessary and desirable to operate the Business as currently conducted by Sellers. All of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. All parties to all of the Material Contracts have performed all obligations required to be performed to date under such Material Contracts, and neither Sellers nor, to the Knowledge of Sellers, any other party is in default or in arrears under the terms thereof, and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this Agreement and the Acquisition will not result in an impairment or termination of any of the rights of Sellers under any Material Contract. To the Knowledge of Sellers, no party has given any written notice of termination or cancellation of any Material Contract or that it intends to assert a breach of, or seek to terminate or cancel, any Material Contract as a result of the Acquisition contemplated hereby. No Person is currently renegotiating any material amount paid or payable to Sellers under any Material Contract or any other material term or provision of any Material Contract.

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3.18        Employee Matters.

(a)          Neither the execution and delivery of this Agreement nor the consummation of the Acquisition will (either alone or in conjunction with any other event such as termination of employment): (i) result in any material payment becoming due to any employee of any Seller under any Compensatory Arrangement; (ii) materially increase any benefits to any employee of any Seller under any Compensatory Arrangement; (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits to any employee of any Seller under any Compensatory Arrangement; or (iv) could reasonably be expected to result in an obligation to materially accelerate the funding of, or contribution to, any Compensatory Arrangement with any employee of any Seller pursuant to applicable Law, regulation, contractual arrangement or otherwise.

(b)          With respect to the employees of Sellers: (i) to the Knowledge of Sellers, since January 1, 2014, there has been no strike, slowdown or work stoppage that is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) No Seller is a party to any collective bargaining agreement, and no labor union or similar organization currently represents the employees of any Seller; and (iii) No Seller has, in the last 90 days, effectuated a “plant closing” or “mass layoff” as those terms are defined in the Workers Adjustment and Retraining Notification Act and any similar state law (collectively, “WARN Statutes”), without complying with the notice requirements and other provisions of WARN Statutes that would cause any liability to the Seller with respect to the employees of the Seller.

(c)          At least 10 days prior to Closing, Sellers shall provide to Purchaser and attach to this Agreement Schedule 3.18(c), which will contain a true and complete list of all salaried employees of Sellers as of the date of this Agreement, and correctly reflect, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. All of Sellers’ respective employees are “at will” employees.

(d)          No Seller is delinquent in payments to any of its respective employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for Seller as of the date hereof or amounts required to be reimbursed for such employees.  Each Seller is, and since January 1, 2014 has been, in material compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, occupational safety and health, and wages and hours.  There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the Knowledge of Sellers, threatened against or involving any Seller.  No Seller is subject to any judgment, consent decree, compliance order or administrative order or private settlement contract in respect of any labor or employment matters.  There is no enforceable policy, plan, program or custom or practice of paying severance pay or any form of severance compensation in connection with the termination of employees in excess of the statutory minimum provided for by applicable local law and no employee has a claim to severance, change in control or similar payment as a result of the consummation of the Acquisition contemplated herein.

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3.19        Employee Benefit Matters.

(a)          At least 10 days prior to Closing, Sellers shall provide to Purchaser and attach to this Agreement Schedule 3.19(a), which will contain a true and complete list of each material Benefit Plan sponsored, maintained, contributed to or required to be contributed to by any Seller for the benefit of any employee of such Seller, and separately identify each Benefit Plan that is a Compensatory Arrangement.  Each Benefit Plan has been operated and administered in all material respects in accordance with applicable Laws.  All Benefit Plans other than Compensatory Arrangements are sponsored or maintained by the applicable Seller or an Affiliate of such Seller, and such Seller will have no liability thereunder from and after the Closing.

(b)          Each Benefit Plan: (i) has been established, and through the date hereof has been maintained and administered, in material compliance with its terms and applicable Laws, including applicable provisions of ERISA and the Code; and (ii) that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS, or, if the Benefit Plan is in the form of a volume submitter or  prototype plan, can rely on an opinion letter from the IRS to the volume submitter or prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. To the Knowledge of Sellers, no event has occurred and no condition exists that would subject any Seller by reason of its affiliation with any member of its “controlled group” (defined as any organization that is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law.

(d)  Each Seller has complied in all material respects with all obligations owed to the Seller Employees under the terms of Employee Benefit Plans and applicable Law. As of the date hereof, none of the Seller Employees has received or given any notice terminating his or her employment with any Seller. No Seller has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for any of its retired, former or current employees. There is no contract, plan or arrangement, written or otherwise, covering any employee or former employee of any Seller that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code” and no employee or former employee of any Seller will become entitled to any bonus, retirement, severance, job security or similar benefit or enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the Acquisition. No Seller has any express or implied commitment to: (a) create, incur liability with respect to or cause to exist any Employee Benefit Plan, program, arrangement or agreement, or (b) enter into any contract or agreement to provide compensation or benefits to any individual.

3.20        Customer Information; Data Security.

(a)          Sellers have internal policies and procedures intended to reasonably: (i) ensure the security, integrity and confidentiality of personal information of their customers and employees; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; and (iii) protect against unauthorized disclosure, access to or use of such information.  Since January 1, 2014: (x) Sellers been in compliance, in all material respects, with the Payment Card Industry Data Security Standards to the extent Sellers process, store or transmit credit card or other financial information of their customers; and (y) there have not been any breaches of such internal policies and procedures.

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(b)          Sellers are in compliance, in all material respects, with each of their respective data security and data use policies, if any, and any applicable privacy policies adopted by them, and they have obtained all required customer consents or provided customers with the opportunity to opt-out relating to the collection, use or disclosure of personal information in connection with the conduct of the Business, as may be required under Law or its privacy policies.

(c)          Sellers are in compliance, in all material respects, with any provisions in their respective contracts with third parties that provide them with consumer data that impose conditions and restrictions on the collection, use, disclosure and security of personal information by them.

(d)          Sellers are in compliance, in all material respects, with all data security and other requirements, rules and regulations of the various credit card associations applicable to them in connection with the performance of the Business.

(e)          To the extent required by Law: (i) Sellers have established and maintain a procedure for the creation of legally enforceable consumer customer payment consents and authorizations for material and relevant business operations; and (ii) Sellers maintain appropriate paper, audio recording and/or electronic records of such consumer customer payment consents and authorizations which establish their legal effectiveness in all material respects, including in connection with any action or request from a Governmental Authority or any credit card or electronic funds transfer payment association.

(f)          To the extent required by Law, all consumer and customer payment consents and authorizations are currently in force and legally effective and shall remain so immediately after the date hereof. There is no provision of Law, judgment, the rules of payment associations, or the terms of a payment consent or authorization, or the terms of any contract with a third party that requires notice to, or consent of, a consumer customer or any other Person in order to continue the effectiveness and validity of the consent or authorization after the date hereof.

(g)          Since January 1, 2014, Sellers have complied in all material respects with all applicable laws and internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by Sellers or by third parties on behalf of or having authorized access to the records of Sellers. No Seller has received any written complaint regarding such Seller’s collection, use or disclosure of personally identifiable information. To the Knowledge of Sellers, no Seller has experienced any breach of security or unauthorized access by third parties to personally identifiable information in any Seller’s possession, custody or control.

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3.21       Environmental Matters.

Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, Sellers: (i) have obtained all applicable permits, licenses and other authorizations that are required to be obtained under all applicable Environmental Laws by Sellers in connection with the Business; (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or arising from applicable Environmental Laws in connection with the Business; (iii) have not received notice of any past or present violations of Environmental Laws in connection with the Business, or of any spill, release, event, incident, condition or action or failure to act in connection with the Business that is reasonably likely to prevent continued compliance with such Environmental Laws, or which would give rise to any common law environmental liability or liability under Environmental Laws, or which would otherwise form the basis of any Proceeding against any Seller based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any hazardous material by any Person in connection with the Business; and (iv) have taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by Sellers thereunder in connection with the Business. There are no Proceedings pending or, to the Knowledge of Sellers, threatened in writing against any Seller alleging the violation of or noncompliance with any applicable Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.22        No Other Business.

The Business constitutes and has, at all times, constituted all of the business activities of Sellers.  Sellers have never owned, operated, or otherwise engaged or participated in any business activities other than the Business.

3.23        Solvency.

Sellers are Solvent and will be Solvent following the consummation of the Acquisition.

3.24        Brokers and Finders.

Neither Sellers nor any of their respective Affiliates has employed, nor are they subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the Acquisition, in each case, for which either Purchaser or Seller will or could have liability following the Closing; provided, however, that Sellers have engaged NDA, Inc. to serve as a broker for the Acquisition and Sellers shall pay all compensation that is or may become due to NDA, Inc. in connection with the execution of this Agreement and the consummation of the Acquisition.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties to Sellers:

4.1         Organization and Qualification.

Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a material adverse effect on Purchaser. Purchaser is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a material adverse effect on Purchaser.

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4.2          Authorization; Validity and Effect of Agreement.

Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Acquisition. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder and the consummation of the Acquisition have been duly authorized by its board of directors and all other necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the Acquisition. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming that this Agreement has been duly authorized, executed and delivered by Sellers, constitutes a legal, valid and binding obligation of Purchaser, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a Proceeding in equity or at Law) and an implied covenant of good faith and fair dealing.

4.3          No Conflict; Required Filings and Consents.

Neither the execution and delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations hereunder, nor the consummation of the Acquisition, will: (i) conflict with Purchaser’s articles of incorporation or bylaws; (ii) violate any Law applicable to Purchaser or any of the properties or assets of Purchaser; or (iii) violate, breach, be in conflict with or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Purchaser, or result in the creation or imposition of any Encumbrance upon any properties, assets or business of Purchaser under, any material contract or any order, judgment or decree to which Purchaser is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) or (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on Purchaser or its obligation to perform its covenants under this Agreement.

4.4          Brokers and Finders.

Neither Purchaser nor any of its Affiliates has employed, nor is it subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the Acquisition, in each case, for which either Purchaser or Sellers will or could have liability following the Closing.

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ARTICLE V

CERTAIN COVENANTS

5.1          Conduct of Business Prior to Closing.

(a)          During the period commencing on the date hereof and ending on the earlier of the Closing Date or the date this Agreement is terminated in accordance with its terms, except: (i) with the written consent of Purchaser; (ii) as otherwise expressly permitted by the terms of this Agreement; or (iii) as required by Law, Seller shall: (A) conduct its business in the ordinary course in substantially the same manner as currently conducted, and in material compliance with all Laws; and (B) use commercially reasonable efforts to preserve intact its present operations, organization and goodwill and to preserve its present relationships with customers, suppliers, Governmental Authorities and other Persons with whom Seller has similar relationships.

(b)          Without limiting the generality of Section 5.1(a), during the period commencing on the date hereof and ending on the earlier of the Closing Date or the date this Agreement is terminated in accordance with its terms, except: (x) with the written consent of Purchaser; (y) as otherwise expressly permitted by the terms of this Agreement; or (z) as required by Law, Sellers shall not:

(i)          transfer, issue, sell or dispose of any equity interests or other securities of any Seller or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests or other securities of any Seller;

(ii)         effect any recapitalization, reclassification, equity split or like change in the capitalization of any Seller;

(iii)        (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Seller (other than equipment financing or trade credit in the ordinary course of business), guarantee any debt securities of another Person or enter into any arrangement having the economic effect of any of the foregoing; or (B) make any loans, advances or capital contributions to any other Person (other than the extension of trade credit in the ordinary course of business);

(iv)        amend the articles of incorporation, operating agreement or other comparable governing documents of any Seller;

(v)         mortgage, pledge, create or otherwise grant any Encumbrance on any property or assets, whether tangible or intangible, of any Seller having a fair market value in excess of $5,000, other than Permitted Encumbrances;

(vi)        (A) adopt, enter into, terminate or amend any Benefit Plan, other than, in the case of non-executive officer employees of Sellers, in the ordinary course of business; (B) increase the compensation or fringe benefits of, or pay any bonus to, any director, executive officer, employee or other service provider of Sellers; (C) pay any benefit to any employee or independent contractor of Sellers not provided for under any Benefit Plan; or (D) except as required pursuant to any Benefit Plan, fund or secure the payment of material compensation or benefits under any Benefit Plan;

(vii)       terminate the employment of any employee or executive officer of any Seller other than for material cause, or hire any new employee;

(viii)      except as may be required by applicable Law or any such agreement as in effect as of the date hereof, enter into, amend or modify any collective agreement, works council agreement or any other agreement with representatives of any employees of any Seller;

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(ix)         change the methods, principles or practices of accounting of any Seller in any manner that would have a Material Adverse Effect, except as required by Law, any Governmental Authority or changes in GAAP;

(x)          make, change or rescind any material Tax election, amend any material Tax Return or file any material claim for refund, settle or compromise any material Tax liability of any Seller, enter into any closing or similar agreement with respect to Taxes, or consent to any extension or waiver of the statute of limitations on the assessment or collection of any Tax;

 (xi)       transfer, sell or otherwise dispose of, or lease or exclusively license, any property or assets of any Seller outside of the ordinary course of business for which the aggregate consideration paid or payable: (A) in any individual transaction is in excess of $10,000; or (B) in the aggregate is in excess of $25,000;

(xii)       purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets outside of the ordinary course of business for which the aggregate consideration paid or payable: (A) in any individual transaction is in excess of $10,000; or (B) in the aggregate is in excess of $25,000;

(xiii)       enter into or materially amend or modify or terminate any Material Contract or any contract that, if it was in effect on the date hereof, would have been a Material Contract, or waive any material default under, or release, settle, or compromise any material claim against any Seller or any material liability owing to any Seller under any Material Contract or such other contract;

(xiv)      except in the ordinary course of business consistent with past practice: (A) make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate; or (B) authorize any capital expenditure in excess of $10,000 individually or $25,000 in the aggregate, regardless of whether such expenditure is expected to be actually incurred before or after the Closing;

(xv)       settle, release, waive or compromise any pending or threatened Proceeding;

(xvi)      enter into, renew, modify or revise any contract with any officer, director or employee of any Seller, other than in the ordinary course of business; or

(xvii)     authorize any of, or commit or agree to take any of, the foregoing actions.

5.2          Efforts to Consummate.

(a)          Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur and to cause the conditions set forth in Article 9 to be satisfied, including: (i) defending against any Proceeding challenging this Agreement or the consummation of the transactions contemplated hereby; and (ii) seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and non-appealable vacated or reversed; provided, however, that: (A) no party shall be required to waive any of the conditions set forth in Article 9, and (B) none of Purchaser or Sellers nor any of their respective Affiliates shall be required to make any monetary expenditure, commence or participate in any litigation or offer or grant any accommodation (including financial, by divestiture of assets or otherwise) to any third Person expect as specifically provided Article 9.

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(b)          During the period commencing on the date hereof and ending on the earlier of the Closing Date or the date this Agreement is terminated in accordance with its terms, Sellers will use their respective reasonable best efforts, and Purchaser will cooperate with Sellers, to obtain all third-party consents to the consummation of Acquisition.

5.3          Books and Records.

At the Closing, Sellers shall deliver to Purchaser all books and records of Sellers relating to the Business.  Upon prior written request from Sellers’ Representatives, Purchaser shall provide Sellers’ Representatives with reasonable access to such books and records, provided that such access may not unreasonably interfere with the business of Purchaser.  Sellers and Sellers’ Representatives shall treat all information obtained pursuant to this Section 5.3 as confidential.

 5.4         Confidentiality.

During the period commencing on the date hereof and ending on the fifth anniversary of the date hereof, Sellers shall, and shall cause their respective Affiliates to, treat and hold as confidential all of the Confidential Information and refrain from disclosing or using any of such Confidential Information, except that Sellers may disclose such documents and information: (i) if required or requested to be disclosed under Law, order or regulation of a court or tribunal or Governmental Authority, including in any Tax Returns; and (ii) if required in connection with the enforcement or defense of any right, remedy or claim relating to this Agreement or claims for indemnification made hereunder (including Third Party Claims). In the event that any such Person is requested or required (by oral question or request for information or documents in any Proceeding) to disclose any Confidential Information, such Person shall notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.5. If, in the absence of a protective order or the receipt of a waiver hereunder, any such Person is required under applicable law to disclose any Confidential Information to any Governmental Authority, such Person may disclose such Confidential Information to such Governmental Authority; provided, however, that such Person shall use commercially reasonable efforts to obtain, at the reasonable request of Purchaser and at Purchaser’s expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate.

5.5          Publicity.

Neither Sellers nor any of their respective Affiliates, nor any Representatives of Sellers or their respective Affiliates, shall issue any press releases or otherwise make any public statements or announcements with respect to this Agreement or the Acquisition without the prior written consent of Purchaser.

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5.6          Litigation Support.

In the event and for so long as Purchaser or any Seller is actively contesting or defending against any Proceeding in connection with: (i) the Acquisition; or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other parties will reasonably cooperate with such party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to their books and records as shall reasonably be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor pursuant to this Agreement).

5.7          Seller Employees.

(a)          Sellers will not have any discussions with any Seller Employees without the prior approval of Purchaser and any approved discussions shall be conducted in accordance with instructions provided by Purchaser.

(b)          At Closing, Seller will terminate the employment of all Seller Employees and will perform all obligations in connection therewith or contemplated by this Agreement, including paying all compensation due through the day prior to the Closing Date, including any accrued but unused vacation time and paid time off due to the employees, if applicable.

(c)          Subject to Purchaser’s customary employment qualifications, requirements and standards, Purchaser will select Seller Employees to whom Purchaser will offer employment after the Closing. Notwithstanding any provisions in this Agreement to the contrary, Purchaser agrees to offer employment to such number of employees so as not to trigger any obligation of Sellers of any nature under any WARN Statutes. Purchaser acknowledges that Sellers will not send any notices that may be required under any WARN Statutes in reliance upon Purchaser’s agreement to hire sufficient number of employees to ensure that no liability will arise under any WARN Statutes. Purchaser shall be liable for any claims of any Seller Employees terminated by Seller at Closing arising out of Purchaser’s failure to hire such employees, providing such hiring would not have violated any other applicable law (such as immigration laws).

(d)          Sellers shall be responsible for all accrued wages, salary and bonuses and other employee benefits payable to or with respect to former employees of Sellers accruing prior to the Closing Date. Without limiting the foregoing, Sellers will be responsible for complying with the requirements of HIPAA and applicable provisions of state law (if any) relating to their former employees. Purchaser acknowledges that Sellers will not maintain an Employee Benefit Plan for its prior employees post-closing and that Purchaser will assume Seller’s COBRA obligations with respect to all existing COBRA beneficiaries as of the Closing Date and any qualified beneficiaries under Sellers’ group health plan who become entitled to elect COBRA continuation coverage as a result of the Acquisition contemplated by this Agreement.

5.8          Casualty Loss.

Sellers shall retain all risks and liability for damage to any of the Real Property by fire, storm, accident, or any other casualty or cause (a “Casualty Loss”) until the Closing Date. If, prior to the Closing, any of the Real Property suffers a Casualty Loss which the applicable Seller and Purchaser do not reasonably expect to be repaired or replaced prior to the Closing Date, then Purchaser shall have the option of either: (a) proceeding with the purchase of the affected Restaurant and obtaining from Seller all insurance proceeds with respect to such Casualty Loss (other than amounts arising from lost cash or inventory) and there shall be an equitable reduction in the Purchase Price to the extent that such insurance proceeds are insufficient to repair or replace the damage caused by the Casualty Loss, or (b) terminating this Agreement.

5.9          Condemnation.

If, prior to Closing, any action is initiated by any Governmental Authority to take all or any portion of any of the Real Property by eminent domain (a “Condemnation”), then all of Seller’s assignable right, title, and interest in and to the award (if any) from the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price; provided, however, that if the Condemnation is expected to materially and adversely affect the use of any of the Real Property as a restaurant, then Purchaser shall have the right to terminate this Agreement.

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5.10       Bulk Sales Laws.

The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser. This Section 5.10 shall not affect any party’s rights to indemnification under Article VII.

5.11       Further Assurances.

Sellers and Purchaser shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall: (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the consummation of the Acquisition.

ARTICLE VI

TAX MATTERS

6.1         Tax Returns.

Sellers shall, or shall cause their respective Affiliates to, timely prepare and file, or cause to be timely prepared and filed, with the appropriate Tax Authorities all income Tax Returns required to be filed by Sellers or any of their respective Affiliates with respect to, or that include, the Purchased Assets or the Business, with respect to any taxable period ending on or prior to the Closing Date (such Tax Returns, “Seller Tax Returns”), and shall pay all Taxes shown as due on such Tax Returns.  Purchaser shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all Tax Returns required to be filed with respect to the Purchase Assets or the Business (excluding for the avoidance of doubt any Seller Tax Returns), as applicable, for all taxable periods ending after the Closing Date and any Straddle Period.

6.2         Transaction Taxes.

Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, value added, excise, stamp, registration and other such Taxes (including all applicable real estate transfer taxes) imposed by or payable to any jurisdiction or any Governmental Authority arising from the consummation of the Acquisition (collectively, “Transaction Taxes”), and any related costs for preparation of the relevant Tax Returns, shall be borne by Sellers.  All necessary Tax Returns with respect to all such Transaction Taxes shall be prepared and filed by Sellers. Purchaser shall render all reasonable requested assistance so that Sellers can report and remit such Transaction Taxes. For the avoidance of doubt, Transaction Taxes do not include income Taxes. Purchaser and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax Authority as may be necessary to mitigate, reduce or eliminate any Transaction Tax that could be imposed.

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6.3         Cooperation; Records Retention.

(a)          Sellers and Purchaser, and their respective Affiliates, shall reasonably cooperate, and shall cause their respective Representatives to reasonably cooperate, in preparing and filing all Tax Returns with respect to the Purchased Assets and the Business, including by provision of any required power-of-attorney (or other form of authorization) and maintaining and making available to each other all records necessary in connection with Taxes, including in relation to audits of, or inquiries directed to, customers relating to transactional Taxes such as sales or use Taxes, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

(b)          Sellers and Purchaser shall, and shall cause their respective Affiliates to, retain all Tax Returns, schedules, and work papers and all material records and other documents relating thereto of Seller and with respect to the Business until the expiration of the later of: (i) the seventh (7th) anniversary of the Closing Date; or (ii) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof.  Thereafter, the party in possession of such items shall not destroy or dispose of any such Tax Returns, schedules, work papers or any other material records or other documents relating thereto without giving written notice to the other party of such pending destruction or disposal and offering such other party the right to copy such documents and information.  The party in possession of such items shall be entitled to destroy or dispose of any such Tax Returns, schedules, work papers and all material records and other documents relating thereto described in such notice if the other party fails to request copies thereof within 90 days after receipt of the notice described in this Section 6.3(b).

6.4          Straddle Period.

(a)          For purposes of this Article VI, in the case of any Straddle Period, the amount of: (i) any Taxes based on or measured by income or receipts of Seller for the portion of such Straddle Period ending on the Closing Date shall be made on the basis of an interim closing of the books as of the end of the Closing Date; and (ii) ad valorem taxes and franchise taxes based on capitalization, debt, shares of stock, or partnership or other equity interests authorized, issued or outstanding, shall be allocated to the period ending on the Closing Date by taking the amount of such Taxes for the entire taxable period including the Closing Date, multiplied by a fraction the numerator of which is the number of days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of days in such taxable period; provided however, that if any property, asset or other right of Seller or the Business is sold or otherwise transferred prior to the Closing Date, then ad valorem taxes pertaining to such property, asset or other right shall be attributed entirely to the portion of the Straddle Period ending on the Closing Date.

(b)          Purchaser shall deliver to Sellers a copy of any Tax Return relating to the Purchased Assets or the Business for any Straddle Period, at least 45 calendar days prior to the due date of such Tax Return therefor (giving effect to any extension thereof), accompanied by an allocation between the portion of such Straddle Period ending on the Closing Date and the remainder of the Straddle Period of any Taxes shown to be due on such Tax Return.  Such Tax Return and allocation shall be binding on Sellers unless, within 20 calendar days after the date of receipt by Sellers of such Tax Return and allocation, Sellers deliver to Purchaser a written request for changes to such Tax Return or allocation.  Purchaser shall adopt and incorporate in said Tax Returns changes reasonably requested by Sellers.  In the event that Purchaser disagrees with Sellers’ written request for changes, it shall notify Sellers in writing no more than five calendar days after its receipt of Sellers’ written request for changes.  If Sellers shall, within five calendar days after their receipt of notification of Purchaser’s disagreement, provide Purchaser with an opinion of an independent accounting firm reasonably satisfactory to Sellers and Purchaser that substantial authority exists for the position advocated by Sellers, Purchaser shall prepare the Tax Return consistent with the changes suggested by Sellers.

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(c)          In the case of each Straddle Period Tax Return, not later than: (i) five business days before the due date (including any extension thereof) for payment of Taxes with respect to such Tax Return; or (ii) in the event of a dispute, five business days after the resolution thereof either by mutual agreement of the parties or by a determination of an independent accounting firm reasonably satisfactory to Sellers and Purchaser, Sellers shall pay to Purchaser the portion of the Taxes set forth on such Tax Return that are allocable to the portion of such Straddle Period ending on the Closing Date that has not been previously paid by Sellers to Purchaser or to the appropriate Tax Authority, after giving effect to any agreement of the parties or any determination by the independent accounting firm, net of any payments made prior to the Closing Date in respect of such Taxes whether as estimated Taxes or otherwise.

6.5         Conduct After Closing.

Purchaser shall not file any amended return or other Tax Return, or take any action relating to a Tax Return (including the provision of an extension of the period of limitations for assessment of any Tax), with respect to any period ending on or prior to the Closing Date.

6.6         Termination of Tax Sharing Agreements.

Any and all Tax allocation or sharing agreements or other agreements or arrangements relating in any way to the Purchased Assets or the Business shall be terminated with respect to Sellers as of the day before the Closing Date and, from and after the Closing Date, Sellers shall not be obligated to make any payment to any Tax Authority or other Person pursuant to any such agreement or arrangement for any past or future period.

6.7         Tax Disputes.

After the Closing, Purchaser shall have the authority to control any audit or examination relating to the Purchased Assets or the Business by any Tax Authority and any Proceeding related to any issue raised in any such audit or examination; provided, however, that: (a) Purchaser shall allow Sellers to participate at Sellers’ expense in any audits, examinations or administrative or judicial proceedings to the extent that such audits, examinations or proceedings could require Sellers to make a payment under this Agreement; and (b) Purchaser shall not settle any such audit, examination or administrative or judicial proceeding in a manner which would adversely affect Sellers without the prior written consent of Sellers, which consent shall not unreasonably be withheld or delayed.

6.8         Withheld Taxes.

If, as of the Closing Date, Sellers have not yet paid or deposited with the appropriate Governmental Authority all Taxes or other amounts that the Sellers withheld or were required to withhold from Seller Employees or with respect to amounts paid or owing to any independent contractor, creditor, partner or other third party, Sellers shall timely pay or deposit such amounts with the appropriate Governmental Authority on or before the date on which such payments or deposits are due. In the case of any such payment or deposit, Sellers shall provide Purchaser with a record or receipt from the appropriate Governmental Authority indicating the amount that Sellers have paid or deposited.

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ARTICLE VII

INDEMNIFICATION

7.1         Survival.

The representations and warranties set forth in this Agreement, and the right to assert a claim for indemnification with respect thereto pursuant to Sections 7.2 or 7.3, shall survive the Closing solely for purposes of this Article VII and shall terminate as of 5:00 p.m. Eastern Standard Time on the second anniversary of the Closing Date (the “Survival Date”) and shall thereafter be of no further force or effect; provided, however, that the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization; Validity and Effect of Agreement), Section 3.4 (Capitalization and Subsidiaries), Section 3.8 (Properties and Assets), Section 3.9 (Real Property), Section 3.14 (Taxes), and Section 3.24 (Brokers and Finders) (collectively, the “Fundamental Representations”), Section 4.1 (Organization and Qualification), Section 4.2 (Authorization; Validity and Effect of Agreement), and Section 4.4 (Brokers and Finders) and the right to assert a claim for indemnification with respect thereto pursuant to Sections 7.2 or 7.3 shall survive indefinitely. The covenants and agreements of the parties set forth in this Agreement shall not survive the Closing except with respect to those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect until the date by which such covenant or agreement is required to be performed. The obligations in this Article VII to indemnify and hold harmless any Indemnified Party: (a) shall terminate and be of no further force or effect: (i) in respect of a breach of any representation or warranty other than a Fundamental Representation, on the Survival Date; and (ii) in respect of a breach of any covenant, when such covenant terminates or expires pursuant to the terms hereof; but (b) shall not terminate in respect of a breach of a Fundamental Representation; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have made, before the expiration of the applicable period, a bona fide claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 7.6 to the Indemnifying Party (as hereinafter defined).

7.2         Indemnification by Purchaser.

Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Sections 7.4, 7.5 and 7.6), from and after the Closing, Purchaser shall indemnify Sellers, their respective Affiliates, and the respective officers, directors, managers, employees, agents, successors and assigns of Sellers and Sellers’ respective Affiliates (collectively, the “Seller Indemnified Parties”), against, and hold the Seller Indemnified Parties harmless from, all Losses actually incurred by any of the Seller Indemnified Parties to the extent arising out of:

(a)          any inaccuracy or breach by Purchaser of any representation or warranty made by Purchaser in Article IV of this Agreement; and

(b)          any failure by Purchaser or any of its Affiliates to perform or comply with any covenant or agreement in this Agreement.

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7.3         Indemnification by Sellers.

Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Sections 7.4, 7.5 and 7.6), from and after the Closing, Sellers shall jointly and severally indemnify Purchaser, its Affiliates, and the respective officers, directors, managers, employees, agents, successors and assigns of Purchaser and its Affiliates (collectively, the “Purchaser Indemnified Parties”), against, and hold Purchaser Indemnified Parties harmless from, all Losses actually incurred by any of Purchaser Indemnified Parties to the extent arising out of:

(a)          any inaccuracy of or breach by Sellers of any representation or warranty made by Sellers in Article III of this Agreement;

(b)          any failure by Sellers or any of their respective Affiliates to perform or comply with any covenant or agreement in this Agreement;

(c)          (i) any Taxes of Seller or the Business for any period prior to Closing, and the portion of any Straddle Period ending on the Closing Date; (ii) any Taxes of Sellers or their respective Affiliates for any period; and (iii) any Taxes for any taxable period or portion thereof ending on or prior to the Closing Date that are imposed on Seller by reason of Treasury Regulations Section 1.1502-6 (or any similar provision of state or local law);

(d)          Any Liabilities of Sellers or any of their respective Affiliates (other than the Assumed Liabilities), regardless of whether prior to or after the Closing; and

(e)          any Liability incurred after the Closing Date and prior to the effective date of the transfer, if any, of employees of any Seller because of or resulting from the delay of such transfer past the Closing Date.

7.4          Limitations on Indemnification.

(a)          Notwithstanding anything to the contrary set forth in this Agreement, except in the case of fraud or willful misconduct:

(i)          no Indemnified Party shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Indemnified Party (or other Purchaser Indemnified Parties in the event of a Purchaser Indemnified Party, or other Seller Indemnified Parties in the event of a Seller Indemnified Party) has already recovered such amount with respect to such matter pursuant to that or other provisions of this Agreement; and

(ii)         notwithstanding any provision to the contrary herein, an Indemnified Party  will not be entitled to recover, and no party shall be liable for, any incidental, consequential, exemplary, special, punitive or treble damages (except such items as an Indemnified Party may be required to pay to a third party as a result of any Third Party Claims subject to indemnification hereunder), and, except as expressly provided herein, in no event shall any Indemnified Party be entitled to any recovery under a “multiple of profits,” “multiple of cash flow”, “multiple of EBITDA” or similar valuation methodology in calculating the amount of any indemnifiable Losses.

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(b)          Except as set forth in the proviso to Section 7.5(a), each party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any of its Losses (including incurring costs to the extent necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

7.5          Computation of Indemnity Payments.

(a)          The amount payable under this Article VII in respect of any Loss shall be calculated: (i) net of any insurance proceeds or other amounts under indemnification agreements with third parties actually received by the Indemnified Party on account thereof; provided, however, that in each case, the determination whether to pursue such insurance recoveries shall be in the reasonable discretion of the Indemnified Parties; and (ii) net of any Tax benefits actually realized by the Indemnified Party on account thereof.

(b)          In the event that an insurance or a third-party indemnification recovery is made or Tax benefits actually realized at any time after an indemnification payment by the Indemnifying Party has been made with respect to any indemnified Loss or indemnified Tax, then, to the extent of the amount of such indemnification payment, a refund equal to the aggregate net amount of the recovery or realized Tax benefit (less the costs of recovery to the Indemnified Party) shall be made promptly to the applicable Indemnifying Party.  The party making any indemnification payment hereunder shall be subrogated to all rights of the Indemnified Party in respect of any Losses or Taxes indemnified by such party.

7.6          Procedures for Indemnification.

(a)          Any Person making a claim for indemnification under Sections 7.2 or 7.3 (an “Indemnified Party”) shall notify the party against whom indemnification is sought (an “Indemnifying Party”) of the claim in writing (such written notice, an “Indemnification Notice”) promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Party by a third party (a “Third Party Claim”).  Each such Indemnification Notice shall describe, in reasonable detail to the extent practicable, the applicable Third Party Claim, including the facts giving rise to such claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, however, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that, and only to the extent that, the Indemnifying Party is materially prejudiced by such failure.

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(b)          Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and, at its option if exercised within 10 business days after receiving an Indemnification Notice, shall be entitled to assume the defense thereof by appointing a reputable counsel to be the lead counsel in connection with such defense; provided, however, that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose (provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this Article VII).  If the Indemnifying Party assumes the defense of a Third Party Claim, it will be conclusively established for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification hereunder. Notwithstanding the foregoing, if the Indemnified Party shall have determined in good faith and upon advice of counsel that an actual or likely conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate, or if the Indemnifying Party, in the reasonable judgment of the Indemnified Party, has failed to diligently pursue the relevant claims or defense, then the Indemnified Party may, upon notice to the Indemnifying Party, engage separate counsel, and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party to the extent the Third Party Claim is indemnifiable hereunder. Notwithstanding anything to the contrary in this Section 7.6(b), the Indemnified Party will have the absolute right to conduct and control, through counsel of its choosing (the reasonable fees and expenses of which shall be paid by the Indemnifying Party, subject to the limitations set forth in this Article VII), the defense, compromise and settlement of any Third Party Claim if: (i) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party; (ii) the Third Party Claim relates to or arises in connection with any criminal or quasi criminal Proceeding; or (iii) the Indemnifying Party does not elect to assume control of the defense within 10 business days after receiving an Indemnification Notice.

(c)          Upon assumption of the defense of any such Third Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of the Third Party Claim, unless the Indemnifying Party consents in writing to such payment.  Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any liability with respect to, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the relief consists solely of: (i) money damages (all of which the Indemnifying Party shall pay); and (ii) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

(d)          In all cases, the Indemnified Party shall provide its reasonable cooperation to the Indemnifying Party in defense of claims or litigation relating to Third Party Claims, including by making employees, information and documentation reasonably available.  If the Indemnifying Party does not assume the defense of any such Third Party Claim in accordance with the terms hereof, or fails to prosecute or withdraws from the defense of any such Third Party Claim, the Indemnified Party may defend against such matter in a manner consistent with the above provisions regarding conduct of the defense by the Indemnified Party; provided, however, that the Indemnified Party may not settle any such matter without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)          Any Indemnified Party making a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, however, the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that, and only to the extent that, the Indemnifying Party is materially prejudiced by such failure.

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7.7         Timing and Method of Payments.

Subject to the terms of this Article VII, after any final decision, judgment or award shall have been rendered by a Governmental Authority with competent jurisdiction (and a resolution of any appeal therefrom and the expiration of the time in which to appeal therefrom), or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case, with respect to an indemnification claim hereunder: (i) if the Indemnified Party is a Purchaser Indemnified Party, Sellers shall promptly pay, or cause to be paid, all sums due and owing to the Purchaser Indemnified Party in immediately available funds to an account specified by the Purchaser Indemnified Party; and (ii) if the Indemnified Party is a Seller Indemnified Party, Purchaser shall pay, or cause to be paid, all sums due and owing to the Seller Indemnified Party in immediately available funds to an account specified by the Seller Indemnified Party (subject in all instances to clauses (i) and (ii) above, and to the limitations described in Section 7.4), in each case, within five business days of such final decision, judgment or award, or other settlement or agreement.

7.8          Characterization of Indemnification Payments; Withholding.

(a)          Unless otherwise required by Law, all payments made pursuant to this Article VII shall be treated for all Tax purposes as adjustments to the Purchase Price.

(b)          Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Article VII such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Law relating to any Tax. To the extent that amounts are so deducted or withheld and paid over to the appropriate Tax Authority by Purchaser or Sellers, as applicable, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE VIII

RESTRICTIVE COVENANTS

8.1          Non-Competition.

(a)          Sellers agrees that for a period of five years from the Closing Date, neither Sellers nor any Affiliates of Sellers (collectively, the “Seller Restricted Parties”) will engage in a Competing Business anywhere in the United States.

(b)          Notwithstanding the terms of Section 8.1(a), nothing in this Section 8.1 shall in any way prohibit or restrict:

(i)          Any Seller Restricted Party from performing any of its respective obligations under this Agreement; or

(ii)         Any Seller Restricted Party from owning up to an aggregate of 5% of the outstanding shares of any class of capital stock of any publicly-traded Person that engages in a Competing Business (a “Business Competing Person”) so long as no Seller Restricted Party has any participation in the management of such Business Competing Person or serves on the board of directors or similar governing body of such Business Competing Person.

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(iii)        Any Seller Restricted Party engaging in the business of owning or operating a wine bar, a tapas restaurant or a bar with limited food menu.

8.2          Non-Solicitation

(a)          Sellers agree that, during the period commencing on the date hereof and ending on the earlier of: (i) the date this Agreement terminates in accordance with its terms, or (ii) the third anniversary of the Closing Date, Sellers shall not, and shall cause the other Seller Restricted Parties and any of their respective Representatives to not, directly or indirectly, solicit for employment or induce any employee of Seller, Purchaser or their respective Affiliates to terminate his or her employment with Seller, Purchaser or any of their respective Affiliates; provided, however, that the foregoing shall not in any way prohibit or restrict: (w) solicitations made by advertisements (including through one or more bona fide search firms) directed to the general public rather than specifically targeting any employees of Sellers, Purchaser or their respective Subsidiaries; (x) the solicitation of any employee who has been terminated by Sellers, Purchaser or their respective Subsidiaries more than three months prior to such solicitation; (y) the solicitation of any employee who has voluntarily left his or her employment with Sellers, Purchaser or their respective Affiliates more than six months prior to such solicitation; or (z) the hiring of any employee who was not solicited in violation of this Section 8.2(a).

(b)          Sellers agree that, during the period commencing on the date hereof and ending on the earlier of: (i) the date this Agreement terminates in accordance with its terms; or (ii) the third anniversary of the Closing Date, Sellers shall not, and shall cause the other Seller Restricted Parties and any of their respective Representatives to not, directly or indirectly, endeavor to entice or divert any Person’s business away from the Business, or otherwise interfere with Purchaser’s relationship with any Person.

8.3          Specific Performance; Severability.

(a)           Sellers acknowledge and agree that the covenants set forth in Sections 8.1 and 8.2 are essential elements of this Agreement and that, in the event of breach by Sellers or the other Seller Restricted Parties of any of the applicable provisions of Sections 8.1 or 8.2, monetary damages may not be adequate.  Therefore, Sellers agree that Purchaser shall have the right, in addition to the other remedies as may be provided by applicable Law, to seek specific performance, injunctive relief and other equitable relief, without posting a bond, to prevent or restrain a breach of, or to enforce Sellers’ obligations under, Sections 8.1 and 8.2, which right to equitable relief will not be exclusive of, but will be in addition to, all other remedies to which such party may be entitled under this Agreement, at law or in equity (including the right to recover monetary damages).

(b)          If any of the restrictions set forth in Sections 8.1 or 8.2 is adjudicated by any court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, then such restriction shall nevertheless remain effective but, as to such jurisdiction only, shall be considered amended to have the broadest terms which such court of competent jurisdiction may find enforceable.

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 ARTICLE IX

CONDITIONS TO CLOSING

9.1         Conditions to Each Party’s Obligations.

The respective obligations of Purchaser and Sellers to consummate the Acquisition are subject to the satisfaction or written waiver by Purchaser and Sellers (to the extent such conditions can be waived), at or prior to the Closing, of the condition that no applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

9.2         Conditions to Obligations of Sellers.

The obligations of Sellers to consummate the Acquisition are subject to the satisfaction or written waiver, in whole or in part, by Sellers (to the extent such conditions can be waived), at or prior to the Closing, of each of the following conditions:

(a)          (i) The representations and warranties of Purchaser set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authorization; Validity and Effect of Agreement), and Section 4.4 (Brokers and Finders) of this Agreement shall be true and correct in all respects at and as of the Closing Date, as though made as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified); and (ii) all other representations and warranties of Purchaser set forth in Article IV of this Agreement shall be true and correct  at and as of the Closing Date, as though made as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially impair the ability of Purchaser to perform its obligations under this Agreement or consummate the Acquisition.

(b)          Purchaser shall have performed or complied, in all material respects, with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.

(c)          Purchaser shall have delivered to Sellers a certificate dated as of the Closing Date, signed by a duly authorized officer of Purchaser, certifying that the conditions set forth in Sections 9.2(a) and (b) have been satisfied.

9.3         Conditions to Obligations of Purchaser.

The obligations of Purchaser to consummate the Acquisition are subject to the satisfaction or written waiver, in whole or in part, by Purchaser (to the extent such conditions can be waived), at or prior to the Closing, of each of the following conditions:

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(a)          (i) The representations and warranties of Sellers set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization; Validity and Effect of Agreement), Section 3.4 (Capitalization and Subsidiaries), Section 3.5 (Ownership of Partnership Interests), Section 3.15 (Properties and Assets) and Section 3.25 (Brokers and Finders) of this Agreement  shall be true and correct in all respects at and as of the Closing Date, as though made as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified); and (ii) all other representations and warranties of Sellers set forth in Article III of this Agreement shall be true and correct at and as of the Closing Date, as though made as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)          Sellers and Seller shall have performed or complied, in all material respects, with all obligations and covenants required by this Agreement to be performed or complied with by Sellers or Seller, as applicable, at or prior to the Closing.

(c)          Since the date of this Agreement, no event, effect, circumstance, change, occurrence, fact or development shall have occurred, come into existence or become known that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d)          Sellers shall have delivered to Purchaser a certificate dated as of the Closing Date, signed by a duly authorized officer of Sellers, certifying that the conditions set forth in Sections 9.3(a), (b) and (c) have been satisfied.

(e)          Purchaser shall have obtained such financing as Purchaser deems, in its sole and absolute discretion, is necessary or appropriate, and on such terms as Purchaser deems, in its sole and absolute discretion, are satisfactory to enable Purchaser to consummate the Acquisition.

(f)          Sellers shall have provided Exhibit 3.6 to Purchaser and attached such exhibit to this Agreement, all in accordance with the provisions of Section 3.6, and shall have provided Schedules 1.1(a), 3.9, 3.17, 3.18(c) and 3.19(a) to Purchaser and attached such schedules to this Agreement, all in accordance with the provisions of Sections 1.1(a), 3.9, 3.17, 3.18(c) and 3.19(a), respectively, and Purchaser shall be fully satisfied, in its sole and absolute discretion, with the results of its due diligence review of all of such exhibits and schedules.

(g)          All other material consents and approvals from third parties necessary to complete the consummation of the Acquisition shall have been obtained on terms satisfactory to Purchaser in its sole and absolute discretion and shall continue in full force and effect without any restriction, condition or limitation.

9.4          Frustration of Closing Conditions.

Neither Sellers nor Purchaser may rely, either as a basis for not consummating the Acquisition or for terminating this Agreement and abandoning the Acquisition, on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, to be satisfied if such failure was caused by such party’s breach, in any material respect, of any provision of this Agreement or failure to use all the requisite efforts required to consummate the Acquisition, as required by and subject to Section 5.2 and any other applicable provisions of this Agreement.

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ARTICLE X

TERMINATION

10.1       Termination.

This Agreement may be terminated, and the Acquisition abandoned, at any time prior to the Closing:

(a)          by the mutual written consent of Sellers and Purchaser;

(b)          by Purchaser, upon written notice to Sellers, if any Seller breaches or fails to perform, in any respect, any of its respective representations, warranties, covenants or agreements set forth in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Sections 9.1 or 9.3; (ii) cannot be, or has not been, cured within 10 days following delivery by Purchaser to Sellers of written notice of such breach or failure to perform; and (iii) has not been waived by Purchaser;

(c)          by Sellers, upon written notice to Purchaser, if Purchaser breaches or fails to perform, in any respect, any of its representations, warranties, covenants or agreements set forth in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Sections 9.1 or 9.2, (ii) cannot be, or has not been, cured within 10 days following delivery by Sellers to Purchaser of written notice of such breach or failure to perform; and (iii) has not been waived by Sellers; and

(d)          by Purchaser or by Sellers, upon written notice to the other party, if the Closing has not occurred on or prior to the Closing Date; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party if the failure of such party to fulfill any of its obligations under this Agreement is the primary cause of the failure of the Closing to occur on or before such date.

10.2       Effect of Termination

In the event of termination in accordance with Section 10.1, this Agreement will forthwith become void and there will be no liability on the part of any party hereto, except for the provisions of this Section 10.2 and Sections 3.24, 4.4, 5.4, 5.5, Article 11 (other than Section 11.7) and any corresponding definitions set forth in Article 12, each of which shall survive termination.

ARTICLE XI

MISCELLANEOUS

11.1       Entire Agreement.

This Agreement and any schedules and exhibits hereto contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Neither party relied upon any representation or warranty, whether written or oral, made by the other party or any of its officers, directors, managers, employees, agents or representatives, in making its decision to enter into this Agreement.

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11.2       Amendments and Modifications.

This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

11.3       Extensions and Waivers.

The parties hereto entitled to the benefit of a term or provision hereof may: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto; or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement. No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent or similar breach or default.

11.4       Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Any attempted assignment in violation of this Section 11.4 shall be null and void.

11.5       Interpretation.

The headings set forth in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement.  The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States.  Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof.  Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

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11.6       Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

11.7       Enforcement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any State or federal court sitting in Jacksonville, Florida, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives: (i) any defense in any action for specific performance that a remedy at law would be adequate; and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

11.8       Expenses.

Except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the Acquisition, including any legal and other costs and expenses incurred in compliance with the terms of this Agreement, shall be paid by the party incurring such expenses.

11.9       Notices.

Any notice, consent, demand, offer, acceptance or other communication required or permitted under this Agreement will be made in writing and will be deemed to have been duly given if: (i) sent by personal delivery, which will be deemed given upon confirmation of receipt; (ii) mailed by first class registered or certified mail, return receipt requested, postage prepaid, which will be deemed delivered three days after the date received for delivery by the United States Postal Service, whether or not accepted by the addressee; (iii) sent by nationally recognized next-day delivery courier that guarantees delivery within 24 hours, charges prepaid, which will be deemed delivered one day after delivery to said courier; or (iv) by facsimile transmission, electronic mail or other electronic delivery medium, which will be deemed delivered on the date of transmission, addressed to the receiving party at the address set forth below:

If to Purchaser or, following Closing, Seller, to:

ARC Group, Inc.

6327-4 Argyle Forest Blvd.

Jacksonville, FL 32244

Attention: Richard W. Akam, Chief Executive Officer

If to Sellers, to:

Clint Artrip

1 Albemarle Lane

Barboursville, WV 25504

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With copy to:

Andrew Miller

Flynn, Max, Miller & Miller, L.C.

909 Fifth Avenue

Huntington, WV 25701

304-529-2591

11.10     Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

11.11     Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACQUISITION.

11.12     Third-Party Beneficiaries.

Except as expressly provided in Article VII or elsewhere in this Agreement: (i) nothing in this Agreement, express or implied, is intended or will be construed to confer upon any Person other than the parties hereto (or their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement; and (ii) there are no intended third-party beneficiaries under or by reason of this Agreement.

11.13     No Presumption Against Drafting Party.

Purchaser and Sellers each acknowledge that they have been represented by counsel in connection with this Agreement and the Acquisition. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived by the parties hereto.

11.14    Counterparts.

This Agreement may be executed in two or more counterparts and delivered via facsimile or other electronic transmission, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement.

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ARTICLE XII

CERTAIN DEFINITIONS

12.1       Certain Definitions.

As used herein:

“Acquisition” has the meaning ascribed to such term in Section 1.1(a).

“Additional Payment” has the meaning ascribed to such term in Section 1.9.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Allocation Dispute Notice” has the meaning ascribed to such term in Section 1.4(a).

“Assumed Contracts” has the meaning ascribed to such term in Section 1.1(a).

“Assumed Liabilities” has the meaning ascribed to such term in Section 1.1(c).

“Benefit Plan” means any benefit plan, program, arrangement, policy or agreement, whether written or unwritten, including any such plan, program, arrangement, policy or agreement that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, whether or not such employee welfare benefit plan is subject to ERISA, an employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such pension plan is subject to ERISA, or health, medical, dental, disability, accident or life insurance or a bonus, incentive, deferred compensation, vacation, stock purchase, stock option, restricted stock or other equity-based award, severance, termination, retention, retirement, savings, employment, change of control, vacation or fringe benefit plan, program, arrangement or agreement, which benefits the current or former employees, independent contractors, consultants or directors of Sellers or any of Sellers’ Subsidiaries, or which Sellers (to the extent related to the Business) or any of their respective ERISA Affiliates sponsors, maintains or contributes to or in respect of which has any liability, whether contingent or otherwise.

“Business” means the business of owning and operating the Restaurants.

“Business Competing Person” has the meaning ascribed to such term in Section 8.1(b)(ii).

“Casualty Loss” has the meaning ascribed to such term in Section 5.8.

“Condemnation” has the meaning ascribed to such term in Section 5.9.

“Closing” has the meaning ascribed to such term in Section 2.1.

“Closing Date” has the meaning ascribed to such term in Section 2.1.

“Closing Payment” has the meaning ascribed to such term in Section 1.2.

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“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Compensatory Arrangement” means any employment, severance, change in control, or similar agreement or bonus, commission or incentive plan between a Seller and any current or former employee of a Seller or other current or former service provider of a Seller.

“Competing Business” means a business that engages in the Business or engages in the business of owning, operating or franchising restaurants that are similar in size, food offering, customer base, and sales to that of the Business.

“Confidential Information” means any confidential information concerning a Seller, the Purchased Assets or the Business.

“Consulting Agreement” has the meaning ascribed to such term in Section 1.8.

“Earnest Money” has the meaning ascribed to such term in Section 1.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Law” means any Law relating to: (i) pollution or protection of human health or safety (as such matters relate to exposure to hazardous materials) or the environment (including air, water vapor, surface water, groundwater, drinking water, supply, surface or subsurface land or strata and natural resources), including Laws relating to releases or threatened releases of hazardous materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of hazardous materials; (ii) the protection of wildlife and other natural resources such as endangered species, wetlands, and coastal areas; (iii) conservation and the control of greenhouse gases; and (iv) recordkeeping, notification, disclosure and reporting requirements respecting hazardous materials or permits in respect of any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the Person mutually agreed upon by Purchaser and Sellers to serve as the escrow agent hereunder.

“Excluded Assets” has the meaning ascribed to such term in Section 1.1(b).

“Financial Statements” has the meaning ascribed to such term in Section 5.8.

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“Fundamental Representation” has the meaning ascribed to such term in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any United States federal, state or local, or any non-United States, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Authorizations” means all licenses, permits, clearances, variances, exemptions, governmental orders, registrations, certificates and other authorizations, consents and approvals required to own the Purchased Assets and carry on the Business under the applicable Laws of any Governmental Authority.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Indemnification Notice” has the meaning ascribed to such term in Section 7.6(a).

“Indemnified Party” has the meaning ascribed to such term in Section 7.6(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 7.6(a).

“Independent Accountant” has the meaning ascribed to such term in Section 1.4(b).

“Intellectual Property” means any and all intellectual property used by or in connection with the Business, whether arising under the Laws of the United States or any foreign jurisdiction, including all of the following: (i) patents and patent applications (including utility, utility model, design patents and certificates of invention), including all reissues, reexaminations, divisionals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) trademarks, service marks, trade dress rights, trade names, logos, slogans, fictitious and other business names, brand names (including without limitation the brand name “Fat Patty’s”) and other indicia of origin, (whether registered or unregistered or common law), including all applications and registrations for the foregoing and all goodwill associated with the foregoing; (iii) works of authorship, copyrights (whether registered or unregistered), and rights in copyrightable subject matter in published and unpublished works of authorship, including copyrights in software and all applications and registrations for all of the foregoing; (iv) (A) trade secret rights in confidential and proprietary information (including trade secret rights in confidential and proprietary inventions, processes, designs, formulae, models, tools, algorithms, Software architectures, know-how, ideas, research and development), and (B) any other materials falling within the definition of “trade secrets” as set forth in 18 U.S. Code Section 1890; (v) Internet domain names; (vi) rights with respect to databases and other compilations and collections of data or information; (vii) any rights equivalent or similar to any of the foregoing; and (viii) registrations, applications, extensions, reversions and renewals for any of the foregoing.

“Inventory” means all food products, non-alcoholic beverages, alcoholic beverages, and other food and beverage products sold in the ordinary course of business, but excluding any obsolete, unusable or other out-of-date or non-current items disallowed by Purchaser.

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“Invoices” has the meaning ascribed to such term in Section 1.9.

“IRS” mans the Internal Revenue Service.

“Knowledge” means: (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter; and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

“Law” means any federal, national, state or local, whether foreign, multi-national, or domestic law (including common law), statute, treaty, regulation, ordinance, rule, judgment, governmental order, decree, approval, permit, requirement or other governmental restriction, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority that is issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of, any Governmental Authority.

“Liabilities” means any and all debts, liabilities, costs, assessments, expenses, claims, losses, damages, deficiencies and obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured, determined or determinable, due or to become due, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability) and whether or not the same would be reflected in the Financial Statements.

“Loss” means and includes any and all liabilities, losses, damages, expenses (including reasonable attorney’s fees), costs, fines, fees, penalties and obligations.

“Material Adverse Effect” means a material adverse effect on the Purchased Assets, the Business, or the financial condition or results of operations of any Seller, taken as a whole.

“Material Contract” means any oral, written or implied contracts, agreements, leases, powers of attorney, guaranties, surety arrangements or other commitments, excluding equipment and furniture leases entered into in the ordinary course of business, the liabilities or commitments associated therewith exceed $5,000 individually or $10,000 in the aggregate.

“Non-Assigned Asset” has the meaning ascribed to such term in Section 1.6(b).

“Owner” has the meaning ascribed to such term in the Preamble.

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“Permitted Encumbrances” means: (i) those Encumbrances reflected in, reserved against or otherwise disclosed on the Financial Statements; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business; (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iv) statutory  liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings; (v) Encumbrances created by, arising under, or existing as a result of, any Law; (vi) all rights reserved to or vested in any Governmental Authority to control or regulate any asset or property in any manner and all Laws applicable to assets or properties; (vii) easements, covenants, rights-of-way and other similar restrictions of record; and (viii) (A) zoning, building and other similar restrictions; (B) Encumbrances that have been placed by any developer, landlord or other third party on property over which a Seller has easement rights; and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in this clause (viii), individually or in the aggregate, materially impairs the continued use and operation of any Real Property in the conduct of the Business as presently conducted.

“Person” means an individual or a corporation, partnership, limited partnership, joint venture, limited liability company, trust, unincorporated organization, Governmental Authority or any other entity.

“Proceeding” means any claim, action, suit, investigation, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Purchase Price” has the meaning ascribed to such term in Section 1.2.

“Purchased Assets” means has the meaning ascribed to such term in Section 1.1(a).

“Purchaser” has the meaning ascribed to such term in the Preamble.

“Purchaser Indemnified Party” has the meaning ascribed to such term in Section 7.3.

“Qualified Benefit Plan” has the meaning ascribed to such term in Section 3.19(b).

“Related Party” means: (i) each individual who is an officer of Seller; (ii) each member of the immediate family of such officer; (iii) any Affiliate of Seller; and (iv) any trust or other Person (other than Seller) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Remaining Payment” has the meaning ascribed to such term in Section 1.2.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.

“Restaurants” means the Fat Patty’s restaurants located at: (i) 1442 Winchester Avenue, Ashland, Kentucky 41101; (ii) 5156 WV 34, Hurricane, West Virginia 25526; (iii) 3401 Rt. 60 East, Barboursville, West Virginia 25504; and (iv) 1935 Third Avenue, Huntington, West Virginia 25702.

“Retained Liabilities” has the meaning ascribed to such term in Section 1.1(d).

“SEC” means the Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning ascribed to such term in the Preamble.

“Seller Employees” means all individuals employed by Sellers solely in connection with the operation or conduct of the Business.

“Seller Indemnified Party” has the meaning ascribed to such term in Section 7.2.

“Seller Restricted Party” has the meaning ascribed to such term in Section 8.1(a).

“Seller Tax Return” has the meaning ascribed to such term in Section 6.1.

“Solvent” means, with respect to any Person, that such Person is “solvent” within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers.

“Statement of Allocation” has the meaning ascribed to such term in Section 1.4(a).

“Straddle Period” means any Tax period that begins before but ends after the Closing Date.

“Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than either: (i) 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such Person; or (ii) 50% of the economic interests.

“Survival Date” has the meaning ascribed to such term in Section 7.1.

“Tax” means: (i) any tax of any kind whatsoever, including any federal, state, local or foreign income, estimated, sales, use, ad valorem, receipts, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, escheat, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum and occupation tax, imposts, duties, withholdings, charges, fees, levies or other assessments, in each case in the nature of a tax, imposed by any Governmental Authority, whether domestic or foreign, together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts; and (ii) any liability for payment of amounts described in clause (i)  as a result of transferee or successor liability, a contract or being a member of an affiliated, consolidated, combined, aggregate or unitary group for any period, or otherwise through operation of Law.

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

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“Third Party Claim” has the meaning ascribed to such term in Section 7.6(a).

“Transaction Taxes” has the meaning ascribed to such term in Section 6.2.

“Treasury Regulations” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.

“Warn Statutes” has the meaning ascribed to such term in Section 3.18(b).

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Purchaser and Sellers have caused this Agreement to be duly executed as of the date first written above.

PURCHASER:

ARC GROUP, INC.

By:	/s/ Richard W. Akam
Richard W. Akam
Chief Executive Officer

SELLERS:

CSA, INC.

By:	/s/ Clint Artrip
Clint Artrip
President

CSA INVESTMENTS, LLC

By:	/s/ Clint Artrip
Clint Artrip
President

CSA OF TEAYS VALLEY, INC.

By:	/s/ Clint Artrip
Clint Artrip
President

CSA, INC OF ASHLAND

By:	/s/ Clint Artrip
Clint Artrip
President

FAT PATTY’S, LLC

By:	/s/ Clint Artrip
Clint Artrip
President

CLINT ARTRIP

/s/ Clint Artrip

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